LIMITED POWER OF ATTORNEY

       I, Peter B. Lilly, do hereby nominate, constitute and appoint as my true and lawful attorney-
in-fact with authority limited to and as specifically set forth herein, D. L. Fassio or P. M. Greene
(hereinafter referred to as "Attorney").
       Said Attorney hereunder shall have the authority to act, sign, execute and deliver on behalf of and in the place and stead of me those Form 3 and/or Form 4 documents which are required pursuant to Rule 16 of the Securities Exchange Act of 1934.  The Attorney shall have no authority to act on my behalf except with respect to said Form 3 and/or Form 4 documents.
       This Limited Power of Attorney shall commence on November 4, 2002 and shall continue in effect until such time as it is revoked in writing.
       IN WITNESS WHEREOF, I have caused this Limited Power of Attorney to be executed this 4th day of November, 2002.

/s/ Peter B. Lilly
Peter B. Lilly

WITNESS:

By:  /s/ Kimberly K. Sullivan